                                                                     EXHIBIT 2.5





                      AGREEMENT AND PLAN OF REORGANIZATION

                      AGREEMENT AND PLAN OF REORGANIZATION

                               TABLE OF CONTENTS



ARTICLE 1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
          1.1      "Agreement"  . . . . . . . . . . . . . . . . . . . . . .   1
          1.2      "Baker"  . . . . . . . . . . . . . . . . . . . . . . . .   1
          1.3      "Book Value"   . . . . . . . . . . . . . . . . . . . . .   1
          1.4      "Business Day"   . . . . . . . . . . . . . . . . . . . .   1
          1.5      "Closing"  . . . . . . . . . . . . . . . . . . . . . . .   1
          1.6      "Effective Date"   . . . . . . . . . . . . . . . . . . .   2
          1.7      "FDIC"   . . . . . . . . . . . . . . . . . . . . . . . .   2
          1.8      "FRB"  . . . . . . . . . . . . . . . . . . . . . . . . .   2
          1.9      "HHC"  . . . . . . . . . . . . . . . . . . . . . . . . .   2
          1.10     "Hancock Bank"   . . . . . . . . . . . . . . . . . . . .   2
          1.11     "OFI"  . . . . . . . . . . . . . . . . . . . . . . . . .   2
          1.12     "Party"  . . . . . . . . . . . . . . . . . . . . . . . .   2
          1.13     "Person"   . . . . . . . . . . . . . . . . . . . . . . .   2
          1.14     "SEC"  . . . . . . . . . . . . . . . . . . . . . . . . .   3
          1.15     "Valuation Date"   . . . . . . . . . . . . . . . . . . .   3

ARTICLE 2 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

THE MERGER AND RELATED MATTERS  . . . . . . . . . . . . . . . . . . . . . .   3
          2.1      Merger   . . . . . . . . . . . . . . . . . . . . . . . .   3
          2.2      Effect of Merger   . . . . . . . . . . . . . . . . . . .   3
          2.3      Notice to Depositors . . . . . . . . . . . . . . . . . .   3

ARTICLE 3 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

CONVERSION OF STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
          3.1      Conversion Amount  . . . . . . . . . . . . . . . . . . .   3
          3.2      Conversion   . . . . . . . . . . . . . . . . . . . . . .   4
          3.3      Adjustments  . . . . . . . . . . . . . . . . . . . . . .   5





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
ARTICLE 4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

BAKER'S COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . .   6
          4.1      Operation of Business  . . . . . . . . . . . . . . . . .   6
          4.2      Preservation of Business   . . . . . . . . . . . . . . .   7
          4.3      Insurance  . . . . . . . . . . . . . . . . . . . . . . .   8
          4.4      Stockholders' Meeting  . . . . . . . . . . . . . . . . .   8
          4.5      Affiliates . . . . . . . . . . . . . . . . . . . . . . .   8
          4.6      Due Diligence  . . . . . . . . . . . . . . . . . . . . .   8
          4.7      Surrender of Charter . . . . . . . . . . . . . . . . . .   9
          4.8      Baker Financial and Other Reports  . . . . . . . . . . .   9

ARTICLE 5 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

BAKER'S REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . .   9
          5.1      Organization and Authority   . . . . . . . . . . . . . .   9
          5.2      Authorization  . . . . . . . . . . . . . . . . . . . . .   9
          5.3      Baker Financial and Other Reports  . . . . . . . . . . .  10
          5.4      Investment and Loan Portfolios   . . . . . . . . . . . .  10
          5.5      Capital Structure of Baker . . . . . . . . . . . . . . .  11
          5.6      Title to Properties  . . . . . . . . . . . . . . . . . .  11
          5.7      Accuracy of Information  . . . . . . . . . . . . . . . .  11
          5.8      Compliance with Laws and Contracts . . . . . . . . . . .  11
          5.9      Taxes  . . . . . . . . . . . . . . . . . . . . . . . . .  11
          5.10     Litigation . . . . . . . . . . . . . . . . . . . . . . .  11
          5.11     Registration and Proxy Statements  . . . . . . . . . . .  12
          5.12     Commitments and Contracts  . . . . . . . . . . . . . . .  12
          5.13     Liabilities  . . . . . . . . . . . . . . . . . . . . . .  12
          5.14     Vote Required  . . . . . . . . . . . . . . . . . . . . .  13
          5.15     Continuity of Interest . . . . . . . . . . . . . . . . .  13
          5.16     Continuity of Business Enterprise  . . . . . . . . . . .  13

ARTICLE 6 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

HHC'S REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS . . . . . . . .  13
          6.1      Organization and Authority . . . . . . . . . . . . . . .  13
          6.2      Capitalization of HHC  . . . . . . . . . . . . . . . . .  14
          6.3      Authorization  . . . . . . . . . . . . . . . . . . . . .  14
          6.4      Conduct of Business  . . . . . . . . . . . . . . . . . .  14
          6.5      Registration of Stock  . . . . . . . . . . . . . . . . .  14
          6.6      Continuity of Business Enterprise  . . . . . . . . . . .  15





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
ARTICLE 7 .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15


CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         7.1      Conditions to Each Party's Obligations to Effect
                    the Merger. . . . . . . . . . . . . . . . . . . . . . .  15
                  a.      Stockholder Approval. . . . . . . . . . . . . . .  15
                  b.      Regulatory Approvals  . . . . . . . . . . . . . .  15
                  c.      Registration Statement. . . . . . . . . . . . . .  15
                  d.      Pooling Treatment . . . . . . . . . . . . . . . .  15
                  e.      Tax Opinion . . . . . . . . . . . . . . . . . . .  16
         7.2      Conditions to Obligations of Baker to Effect the
                    Merger. . . . . . . . . . . . . . . . . . . . . . . . .  16
                  a.      Representations and Warranties. . . . . . . . . .  16
                  B.      Performance of Obligations  . . . . . . . . . . .  16
                  c.      Legal Opinion . . . . . . . . . . . . . . . . . .  16
         7.3      Conditions to Obligations of HHC and Hancock Bank to
                    Effect the Merger . . . . . . . . . . . . . . . . . . .  17
                  a.      Representations and Warranties. . . . . . . . . .  17
                  b.      Performance of Obligations. . . . . . . . . . . .  17
                  c.      Legal Opinion . . . . . . . . . . . . . . . . . .  17

ARTICLE 8 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         8.1      Closing . . . . . . . . . . . . . . . . . . . . . . . . .  18
         8.2      Deliveries at Closing . . . . . . . . . . . . . . . . . .  18
         8.3      Documents . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE 9 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

EMPLOYMENT MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         9.1      Employees . . . . . . . . . . . . . . . . . . . . . . . .  18
         9.2      Retirement Plan . . . . . . . . . . . . . . . . . . . . .  19
         9.3      Notices . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE 10  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         10.1     Parties' Joint Remedies . . . . . . . . . . . . . . . . .  19
         10.2     Baker's Remedies  . . . . . . . . . . . . . . . . . . . .  19
         10.3     HHC's Remedies  . . . . . . . . . . . . . . . . . . . . .  20
         10.4     Attorney Fees . . . . . . . . . . . . . . . . . . . . . .  20





                                      iii
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ARTICLE 11  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         11.1     Termination . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE 12  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

APPRAISAL RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         12.1     Appraisal Rights of Baker . . . . . . . . . . . . . . . .  20

ARTICLE 13  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         13.1     Entire Agreement  . . . . . . . . . . . . . . . . . . . .  21
         13.2     Survival of Representations, Warranties and Agreements  .  21
         13.3     Headings  . . . . . . . . . . . . . . . . . . . . . . . .  21
         13.4     Duplicate Originals . . . . . . . . . . . . . . . . . . .  21
         13.5     Governing Law . . . . . . . . . . . . . . . . . . . . . .  21
         13.6     Successors; No Third Party Beneficiaries  . . . . . . . .  21
         13.7     Modification; Assignment  . . . . . . . . . . . . . . . .  21
         13.8     Notice  . . . . . . . . . . . . . . . . . . . . . . . . .  21
         13.9     Waiver  . . . . . . . . . . . . . . . . . . . . . . . . .  22
         13.10    Costs, Fees and Expenses  . . . . . . . . . . . . . . . .  23
         13.11    Press Releases  . . . . . . . . . . . . . . . . . . . . .  23
         13.12    Severability  . . . . . . . . . . . . . . . . . . . . . .  23
         13.13    Mutual Covenant of Best Efforts and Good Faith  . . . . .  23



                         EXHIBITS AND SCHEDULES

     Exhibit A        Letter of Transmittal
     Exhibit B        Form of Affiliate Agreement
     Exhibit C        Joinder of Shareholder
     Exhibit D        Cashier's Certificate
     Schedule A       First State Bank Leased Properties
     Schedule B       First State Bank List of Claims
     Schedule C       First State Bank List of Contracts





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
                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), dated as of November 30, 1993, is made between First State Bank & Trust Company of East Baton Rouge Parish, Baker, Louisiana, a Louisiana state bank ("Baker"), Hancock Holding Company, a Mississippi corporation ("HHC"), and Hancock Bank of Louisiana, a Louisiana state bank ("Hancock Bank"), a wholly-owned subsidiary of Hancock Holding Company.

         WHEREAS, by a two-thirds affirmative vote, the respective Boards of Directors of HHC, Hancock Bank, and Baker have approved the acquisition of Baker by HHC and subsequent merger of Baker with and into Hancock Bank (the "Merger");

         NOW, THEREFORE, it is agreed:

                                   ARTICLE 1
                                  DEFINITIONS

         Certain Defined Term. As used in this Agreement, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

         1.1 "Agreement" shall mean this Agreement and Plan of Reorganization by and among HHC, Hancock Bank, and Baker and any amendments thereto. References to Articles, Sections, Schedules and the like refer to the Articles, Sections, Schedules and the like of this Agreement unless otherwise indicated.

         1.2 "Baker" means First State Bank & Trust Company of East Baton Rouge Parish, a Louisiana state bank chartered, organized and existing under and pursuant to the laws of the State of Louisiana and maintaining its principal place of business at 3033 Ray Weiland, in Baker, East Baton Rouge Parish, Louisiana.

         1.3 "Book Value" with respect to stockholders' equity of Baker shall mean the difference between the dollar amount of total liabilities of Baker reflected on the books and records of Baker as of the Valuation Date and the dollar amount of total assets of Baker reflected on the books and records of Baker as of Valuation Date.

         1.4 "Business Day" shall mean a day on which Hancock Bank is open for business and which is not a Saturday, Sunday or legal bank holiday.

         1.5 "Closing" The closing (the "Closing") of the transactions contemplated herein will take place at Hancock Bank's office at 3854 American Way, in Baton Rouge, Louisiana, on a date that is mutually agreed to by both parties ("Closing Date") that is within thirty (30) days following the later of the date of receipt of all applicable regulatory approvals relating to the transactions contemplated herein, the expiration of all applicable statutory and regulatory waiting periods relative thereto, or the date the Registration Statement (the "Registration Statement") filed with the SEC is declared effective, or such later date as may be agreed to by the parties. At the Closing the parties shall each deliver to the other such evidence of the satisfaction of the conditions to the Merger as may reasonably be required (including material required to be delivered under this Agreement).

         1.6 "Effective Date" The Agreement shall be filed with and recorded by the Commissioner of Financial Institutions of Louisiana immediately following, or concurrently with, the Closing, and the Merger shall be effective at Midnight, Central (Standard or Daylight, whichever is in effect in Baton Rouge, Louisiana on said date) Time, on the date the Commissioner issues a certificate of merger.

         1.7 "FDIC" means that agency of the United States of America known as the Federal Deposit Insurance Corporation, or any successor United States governmental agency which insures deposits of commercial banks.

         1.8 "FRB" means that agency of the United States of America which acts in the capacity of a governmental central bank known as the Federal Reserve System represented by actions of its Board of Governors, having regulatory authority over bank holding companies, or any successor United States governmental agency performing the function of exercising such regulatory authority.

         1.9 "HHC" means Hancock Holding Company, a corporation chartered, organized and existing under and pursuant to the laws of the State of Mississippi and maintaining its principal place of business at One Hancock Plaza, in Gulfport, Harrison County, Mississippi.

         1.10 "Hancock Bank" means Hancock Bank of Louisiana, a Louisiana state bank chartered, organized and existing under and pursuant to the laws of the State of Louisiana and maintaining its principal place of business at One American Place in Baton Rouge, East Baton Rouge Parish, Louisiana.

         1.11 "OFI" means the Office of Financial Institutions of the State of Louisiana having regulatory authority over Hancock Bank and Baker or any successor Louisiana governmental agency exercising such regulatory authority.

         1.12 "Party" shall mean HHC, Hancock Bank, or Baker and "Parties" shall mean HHC, Hancock Bank, and Baker.

         1.13 "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         1.14 "SEC" means that agency of the United State of America known as the Securities and Exchange Commission.

         1.15    "Valuation Date" shall mean December 31, 1993.

                                   ARTICLE 2
                         THE MERGER AND RELATED MATTERS

         2.1 Merger. On the Effective Date, Baker shall be merged with and into Hancock Bank in accordance with the provisions of this Agreement and in accordance with the provisions of applicable law, rules and regulations. For federal income tax purposes, it is intended that the Merger shall qualify as a non-taxable reorganization under and in accordance with Section 368(a)1(A) and
Section 368 (a)(2)(D) of the Internal Revenue Code of 1986, as amended, and the applicable IRS regulations. The Parties expect that the Merger will further certain of their business objectives, including, and without limitation, the expansion of operations as a financial institution.

         2.2 Effect of Merger. Upon consummation of the Merger, the separate existence of Baker shall cease and Hancock Bank shall continue as the surviving corporation. The name of Hancock Bank, as the surviving corporation, shall by virtue of the Merger remain unchanged. On the Effective Date, as hereinabove provided, all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights, and credits then owned by Baker, or which would inure to it, shall immediately by operation of law and without any conveyance or transfer or without any further action or deed, be vested in and become the property of Hancock Bank, which shall have, hold, and enjoy the same in its own right as fully and to the same extent as the same were possessed, held, and enjoyed by Baker prior to such merger; and Hancock Bank shall be deemed to be and shall be a continuation of the original entities and all of the rights and obligations of Baker shall remain unimpaired, and Hancock Bank, on the Effective Date of the Merger shall succeed to all such rights, obligations, duties and liabilities connected therewith.

         2.3 Notice to Depositors. Hancock Bank shall give notice of the Merger within the time and in the manner required by law or regulation, if any, to depositors of Baker.

                                   ARTICLE 3
                              CONVERSION OF STOCK

         3.1 Conversion Amount. The Parties agree that, by virtue of the Merger, shares of Baker common stock shall be converted into shares of HHC common stock. The conversion amount shall be determined based on 1.5 times the book value of the outstanding stock of Baker calculated as of the Valuation Date, except $86,625 representing the first quarter, 1994 dividend, which shall be based on 1.0 times said amount.

         3.2 Conversion. Shares of HHC common stock shall be issued to holders of Baker common stock plus cash for any fractional shares as follows:

                 a. HHC shall calculate the conversion amount for each of Baker's stockholders by dividing the total conversion amount by the number of Baker's shares outstanding on the Effective Date and multiplying the per share value so determined by the number of shares owned by each holder as shown on a certified list prepared by Baker on the Effective Date.

                 b. HHC shall issue to each Baker stockholder the number of whole shares of HHC's stock calculated by dividing the conversion amount for each stockholder by the market value of a share of HHC's common stock. Market value shall be deemed to mean the average of the daily average of the high and low prices of such common stock, as reported on the National Market Systems NASDAQ quotation service ("NASDAQ") for all of the trading days during the month of December, 1993 ("Market Value").

                 c. Notwithstanding any other provision hereof, each holder of shares of Baker's common stock who would otherwise have been entitled to receive a fraction of a share of HHC's common stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of HHC's common stock multiplied by the Market Value of such common stock.

                 d. On or after the Effective Date, each holder of a certificate or certificates theretofore representing outstanding shares of Baker's common stock (any such certificate being hereinafter referred to as a "Certificate") other than a holder of Certificates who has elected to exercise dissenters' rights pursuant to Louisiana Revised Statutes 6:376 shall surrender the same to HHC or its agent for cancellation and each such holder shall be entitled upon such surrender to receive in exchange therefor certificate(s) representing the number of shares of HHC common stock to which such holder is entitled as provided herein and a check in an amount equal to the amount of cash, if any, without interest, to which such holder is entitled. Immediately after the Effective Date, HHC shall mail to each holder of record of Baker's common shares a form letter of transmittal and instructions, in the form of that set forth in Exhibit A, for use in effecting the surrender of the Certificates representing shares of Baker common stock to be exchanged for shares of HHC common stock and cash pursuant to this Agreement. Until so surrendered, each Certificate shall be deemed for all purposes to evidence ownership of the number of shares of HHC common stock into which the shares represented by such Certificates have been changed or converted as aforesaid. Certificates surrendered for exchange by any person who is an "affiliate" of Baker for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of HHC common stock until Baker has received the written agreement of such person contemplated by Article 4 of this Agreement. If any certificate for shares of Baker common stock is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer.

                 e. HHC reserves the right to withhold any cash dividends payable in respect to Certificates not surrendered by the holder thereof after the sixth (6th) month following the Effective Date. Cash dividends so withheld will be paid to the holder thereof, without interest, upon proper presentation as provided in this Section
         3.2. In the event that any such holder fails to surrender either such Certificate or the documents and information contemplated by the letter of transmittal and instructions, set forth in Exhibit A attached hereto, on or before the fifth (5th) anniversary of the Effective Date, HHC shall not have any obligation to deliver the amount to which any such holder would have been entitled in-accordance with the provisions of this Agreement and any such holder shall not be entitled to receive from HHC any amount in substitution and exchange for each share cancelled and extinguished in accordance with this Agreement.

                 f. Upon the Effective date, the stock transfer books of Baker shall be closed and no transfer of Baker common stock shall thereafter be made or recognized. Any other provision of this Agreement notwithstanding, neither HHC or its agent nor any party to the Merger shall be liable to a holder of Baker common stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

                 g. No conversion under this Article 3 shall be made in respect of any share of Baker common stock as to which a shareholder of Baker has elected to exercise dissenters' rights pursuant to Louisiana Revised Statute 6:376, if any, until such time as such shareholder shall have effectively lost dissenters' rights.

         3.3 Adjustments. It is understood that the book value of Baker as reflected in its books and records may not be complete as of the Valuation Date due to lack of complete information concerning Baker's operations through such date and that certain transactions occurring on the Valuation Date may not have been posted on such date or are carried in Baker's suspense accounts as of the Valuation Date. Baker, as soon as possible after the Valuation Date, shall provide HHC with a Statement of Financial Condition as of the Valuation Date reflecting the balances of all asset, liability and stockholders' equity accounts included in Baker's books and records maintained in accordance with generally accepted accounting principles consistently applied. HHC shall have access to Baker's books and records in order to confirm to its satisfaction that all material items have been recorded and that the assets and liabilities are fairly reported in Baker's Statement of Financial Condition. In the event any omissions or errors are discovered, the Parties agree to make any required adjustments to the Statement of Financial Condition. The Parties agree that the process of financial statement preparation, review and adjustment, if necessary, should be completed as soon as possible so that closing can occur on the Effective date.

                                   ARTICLE 4
                        BAKER'S COVENANTS AND AGREEMENTS

         4.1 Operation of Business. Between the date hereof and the Effective Date, Baker will operate its business solely in the ordinary course consistent with prudent business practices and in compliance with all applicable laws, regulations and rules; and, without prior written consent of HHC, it will not:

                 a. Amend or otherwise change its articles of incorporation or bylaws, as each such document is in effect on the date hereof;

                 b. Issue or sell, or authorize for issuance or sale, the shares of Baker or any additional shares of any class of capital stock of Baker;

                 c. Issue, grant, or enter into any subscription, option, warrant, right, convertible security, or other agreement or commitment of any character obligating Baker to issue securities;

                 d. Declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock, provided, however, that Baker shall to the extent lawfully permitted declare and pay dividends for the purpose of allowing Baker's stockholders to receive the normal and customary fourth quarter, 1993 and first quarter, 1994 dividend in the amount of $86,625, respectfully, subject to the provisions and limitations set forth in Article 3 herein;

                 e. Redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock;

                 f. Authorize any capital expenditure(s) which, individually or in the aggregate, exceed $20,000;

                 g. Extend any new, or renew any existing, loan, credit, lease, or other type of financing which individually exceeds $50,000;

                 h. Except in the ordinary course of business, sell, pledge, dispose of, or encumber, or agree to sell, pledge, dispose of, or encumber, any assets of Baker;

                 i. Acquire (by merger, consolidation, lease or other acquisition of stock, ownership interests or assets) any corporation, partnership, or other business organization or division thereof, or enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, (ix) excluding normal and customary banking transactions, incur any indebtedness for borrowed money, issue any debt securities, or enter into or modify any contract, agreement, commitment, or arrangement with respect thereto,
         (x) enter into, amend, or terminate any employment agreement, relationship or responsibilities with any director, officer, or key employee or representative of Baker, or enter into, amend, or terminate any employment agreement with any other person otherwise than in the ordinary course of business, or take any action with respect to the grant or payment of any severance or termination pay except as expressly consented to in writing by HHC;

                 j. Enter into, extend, or renew any lease for office or other space;

                 k. Except as required by law, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, or other employee benefit plan, agreement, trust, fund, or arrangement for the benefit or welfare of any officer, employee or representative of Baker;

                 l. Grant any increase in compensation to any director, officer, or key employee or representative of Baker;

                 m. Grant any increase in compensation to any other employee or representative of Baker except in the ordinary course of business consistent with past practice; or

                 n. Take any action or omit to take any action which would cause any of Baker's representations or warranties to be untrue or misleading in any material respect or any covenant of Baker under this Agreement incapable of being performed;

                 o. Subject to the fiduciary duty of the Board of Directors, encourage, solicit or initiate offers from or negotiate with, or provide information or assistance to, any party other than HHC with respect to a merger, sale of assets, or similar transaction involving it, its common stock or its assets; provided, however, that if it receives, from time to time, an inquiry, proposal, plan, offer, bid or contract from any third party with respect to any of the foregoing, it will promptly notify HHC, and, subject to the fiduciary duty of the Board of Directors, will promptly furnish HHC with a copy of any document received or a summary of any other communication with respect thereto; or

                 p. Agree in writing or otherwise to do any of the foregoing.

         4.2 Preservation of Business. Between the date hereof and the Effective Date, Baker will use its best efforts to preserve its existing business and to keep its business organization intact, including its present relationships with its employees and customers and others having business relations with it.

         4.3 Insurance. Pending the Closing, Baker shall cause the real property owned by Baker to be insured at full insurable value against all insurable risks under policies with reasonable deductibles and in full compliance with any co-insurance provision.

         4.4 Stockholders' Meeting. Baker will promptly give proper notice of a stockholders' meeting for the purpose of approving this Agreement. Said notice shall include notice of dissenter's rights, if any, and shall solicit stockholders' proxies in favor of this Agreement, and all notices shall be given in accordance with all applicable laws, regulations, and rules. Baker and its directors and principal stockholders will, to the extent not inconsistent with their fiduciary duties, support and vote in favor of a stockholder resolution approving this Agreement.

         4.5 Affiliates. Baker and HHC shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of Baker within the meaning of Rule 145 under the Securities Act of 1933 (the "Securities Act"). Baker shall use its best efforts to cause each person so identified to deliver to HHC, no later than 30 days prior to the Effective Date, a written agreement in the form set forth in Exhibit B attached hereto, satisfactory to HHC that such person will not sell, pledge, transfer or otherwise dispose of the shares of HHC's common stock to be received by such person pursuant to this Agreement except in compliance with applicable provisions of the Securities Act and rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of HHC and Baker have been published within the meaning of Section 201.01 of the Securities and Exchange Commission's Codification of Financial Reporting Policies. If the transaction contemplated hereby will qualify for pooling of interests accounting treatment, shares of HHC's common stock received pursuant to this Agreement by such affiliates shall not be transferable until such time as financial results covering at least 30 days of combined operations of HHC and Baker have been published within the meaning of Section 201.01 of the Securities and Exchange Commission's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this section. HHC shall be entitled to place appropriate legends on the certificates evidencing shares of HHC's common stock to be received pursuant to this Agreement by such affiliates and to issue appropriate stop transfer instructions to the transfer agent for HHC's common stock.

         4.6 Due Diligence. From the date of this Agreement to the Effective Date, Baker shall afford to Hancock Bank (including without limitation, Hancock Bank's counsel, financial advisers and independent accountants) full access to the properties, personnel, books, records and affairs of Baker and will furnish such information about its business and properties as may be reasonably requested.

         4.7 Surrender of Charter. Concurrent with the Merger, and receipt of appropriate regulatory approval, Baker's Charter will be surrendered to the OFI.

         4.8 Baker Financial and Other Reports. Baker has made or will make available to HHC and Hancock Bank the following statements and other reports and documents ("Baker Financial Statements"):

                 a. Baker's audited financial statements for the years ended December 31, 1991, 1992 and 1993;

                 b. All correspondence with the OFI and the FDIC from January 1, 1993 through the date of Closing (for inspection, but copying may be restricted by legal limitations); and

                 c. Such additional financial or other information as may be required for the regulatory applications and Registration Statement in connection with the consummation of the Merger (subject to any legal limitations).

                                   ARTICLE 5
                     BAKER'S REPRESENTATIONS AND WARRANTIES

         Baker represents and warrants to HHC and Hancock Bank as follows:

         5.1 Organization and Authority. Baker is a Louisiana state chartered bank duly organized, validly existing and in good standing under the laws of the State of Louisiana and has the corporate power and authority to own its property and assets and to carry on its business as it is now being conducted.

         5.2 Authorization. The execution, delivery and performance of this Agreement by Baker and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Baker, subject to regulatory approval. No other corporate proceedings on the part of Baker are necessary to authorize consummation of this Agreement, except for the approval of the transaction by Baker's stockholders, and the performance by Baker of the terms hereof. This Agreement is a valid and binding obligation of Baker enforceable against Baker in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies is within the discretion of the appropriate court and except that it is subject to approval by its stockholders and applicable regulatory agencies.

         Neither the execution, delivery or performance of this Agreement by Baker, nor the consummation of the transactions contemplated hereby, nor compliance by Baker with any of the provisions hereof, will (a) in any material respect violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Baker under any terms, conditions or provisions of (i) Baker's Charter or Bylaws or other charter documents of Baker, or (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Baker is a party or by which Baker may be bound, or to which Baker or the properties or assets of it may be subject, or (b) violate in any material respect any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Baker or any of its properties or assets.

         5.3 Baker Financial and Other Reports. Baker's Financial Statements (i) will have been prepared in accordance with generally accepted accounting principles, consistently applied, (ii) will present fairly the results of operations and financial position of Baker for the periods and at the times indicated, and (iii) will be true and correct in all material respects for the periods and at the times indicated.

         5.4 Investment and Loan Portfolios. All investment securities shown in Baker's Financial Statements at September 30, 1993, or which were purchased after September 30, 1993 but before the Effective Date were and will be carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts, i.e., historical costs. All loans shown in Baker's Financial Statements at September 30, 1993 or which were entered into after September 30, 1993 but before the Effective Date were and will be made for good, valuable and adequate consideration in accordance with prudent business standards and in substantial compliance with all laws, regulations and rules and are enforceable, valid, true and genuine and what they purport to be and all security interests constitute good and valid first liens against the collateral. Substantially, all of the loans which were made based on the value of collateral are secured by collateral having value at the time the loan was made at least equal to the amount of the loan. Baker owns all interests in loans on its books and has not sold or agreed to sell any interest in such loans except as disclosed on its books and/or in Baker's Financial Statements. Baker has not agreed to any modification of loan terms, released any collateral or borrowers or otherwise made any agreements regarding the loans except as disclosed in writing in the loan files; and Baker has no knowledge of any defenses or offsets by any borrower to any loan. Baker has the exclusive right to service all loans owned by it. Baker's allowance for possible loan losses shown on Baker's Financial Statements as of September 30, 1993, or which was allocated after September 30, 1993, but before the Valuation Date will include those amounts required by applicable regulations and will be adequate to absorb reasonably anticipated losses in the loan portfolios of Baker in view of the size and character of such portfolios, current economic conditions, and other pertinent factors, and no facts have subsequently come to the attention of management of Baker which would cause it to restate in any material way the level of such allowance for possible losses on loans.

         5.5 Capital Structure of Baker. On the date hereof, the authorized capital of Baker consists of 57,750 shares of common stock. On the date hereof 57,750 shares of such authorized common stock are issued and outstanding, all of which is validly issued, fully paid and nonassessable. There are no outstanding options, conversion rights, warrants, calls, rights, commitments or agreements to issue any form of stock of Baker. There are no outstanding obligations or commitments to purchase, redeem or otherwise acquire any outstanding shares of common stock of Baker.

         5.6 Title to Properties. Baker has good and marketable fee simple title to all its owned properties and assets, real and personal, subject to no mortgage, pledge, lien, encumbrance, security interest or charge, except such minor imperfections of title which do not materially detract from the value of the properties, and Baker has no knowledge of any actual or claimed hazardous waste, toxic substance or environmental contaminant in, on or under said real property. A list of all leased or non-owned property used by Baker is attached as Schedule A and copies of all leases and/or contracts relating to such leases are attached to said Schedule and no default exists as to any such lease or contract.

         5.7 Accuracy of Information. To the best of Baker's and its officers' and directors' knowledge, all information furnished by Baker to HHC and Hancock Bank relating to the assets, liabilities, and this Agreement is accurate, and Baker has not omitted to disclose any information which is or would be material to this Agreement.

         5.8 Compliance with Laws and Contracts. To the best of Baker's and its officers' and directors' knowledge, Baker is not in violation of any laws, regulations, or agreements to which it is a party and has not failed to file any material reports required by any governmental or other regulatory body.

         5.9 Taxes. Baker will make available to HHC and Hancock Bank copies of all the federal and state tax returns for Baker and all tax adjustments and notices related thereto for the five fiscal years immediately preceding the date of this Agreement. Baker has filed all material federal, state and local tax returns due in respect of any of its businesses or properties in a timely fashion and has paid or made appropriate provisions for all amounts due as shown on such returns. All such returns fairly reflect in all material respects the information required to be presented therein. All provisions for accrued but unpaid taxes contained in the Baker Financial Statements were made in accordance with generally accepted accounting principles and in the aggregate do not materially fail to provide for reasonable expected tax liabilities.

         5.10 Litigation. To the best of Baker's and its officers' and directors' knowledge, Baker has no knowledge of any pending or threatened litigation, claim or other proceeding before any judicial, administrative or regulatory agency or tribunal to which Baker is a party or to which the property of Baker is subject, and Baker has no knowledge of any facts which could give rise to any presently unasserted claim against Baker or its property, except as listed on Schedule B attached hereto. For purposes of this provision, the parties agree that as to pending and threatened litigation and as to claims, only those matters as to which liability is asserted against Baker for more than $10,000.00 shall be considered material and listed on the Schedule. However, all matters such as injunctions, restraining orders, and cease and desist orders shall be listed.

         5.11 Registration and Proxy Statements. None of the information supplied or to be supplied by Baker for inclusion in (a) the Registration Statement to be filed by HHC with the SEC (b) the Notice of Meeting and Proxy Statement to be mailed by Baker to its stockholders in connection with the meeting referred to in Section 4.4 hereof (the "Proxy Statement"), and (c) any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby will, as amended or supplemented at the time the Registration Statement is filed with the SEC or at the time it becomes effective, at the time the Proxy Statement is mailed to holders of Baker's stock, as may be amended at the time of Baker Stockholders' Meeting, and at the time of filing of such other documents, respectively, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents, financial statements, or other information or materials which Baker shall provide for filing with the SEC and any regulatory agency in connection with the Merger will comply with generally accepted accounting principles.

         5.12 Commitments and Contracts. Baker is not a party or subject to any of the following (whether written or oral, express or implied):

                 a.       Except as listed on Schedule C attached
         hereto and with a complete copy attached thereto, any employment contract (including any obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Baker);

                 b.       Except as listed on Schedule C attached
         hereto and with a complete copy attached thereto, any plan or contract providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant; or

                 c. Any contract not made in the ordinary course of business containing covenants which limit the ability of Baker to compete in any line of business or with any person or which involves any restriction of the geographical area in which, or method by which, Baker may carry on its business (other than as may be required by law or applicable regulatory authorities).

         5.13 Liabilities. To the best of Baker's and its officers' and director's knowledge, all liabilities of Baker were, and will be created, for good, valuable and adequate consideration in accordance with prudent business standards and in substantial compliance with all laws, regulations and rules and the accounts or evidence of ownership of accounts are and will be genuine, true, valid and enforceable in accordance with their written terms. Baker has not agreed to any modification or extension of accounts or account terms or otherwise made any agreements regarding such accounts except as disclosed in writing on the books and records of Baker; and Baker has no knowledge of any claim of ownership to any account other than as shown on the written ownership records of Baker for each account, and Baker has no knowledge of any alleged improper or wrongful withdrawal or payment of any such account.

         5.14 Vote Required. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Baker common stock, is the only vote of the stockholders of Baker necessary to approve the Merger and other transactions contemplated hereby.

         5.15 Continuity of Interest. To the best knowledge of Baker, there is no plan or intention by the stockholders of Baker to sell, exchange, or otherwise dispose of a number of shares of HHC common stock, to be received in the Merger that would reduce Baker stockholders' ownership of the HHC common stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding Baker common stock as of the same date. For purposes of this assumption, shares of Baker common stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Baker common stock will be treated as outstanding Baker common stock on the date of the Merger. Furthermore, shares of Baker common stock and shares of HHC common stock held by Baker stockholders and otherwise sold, redeemed, or disposed of prior to or subsequent to the Merger are considered in this assumption. See Exhibit B for additional representations regarding continuity of shareholder interest under Section 368(a)(1)(A) and
Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended.

         5.16 Continuity of Business Enterprise. Baker operates at least one significant historic business line, namely, financial services, and owns at least a significant portion of its historic business assets within the meaning of Treasury Regulation Section 1.368-1(d).


                                   ARTICLE 6
          HHC'S REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

         HHC represents and warrants to Baker as follows: for purposes of this Agreement, except in Section 6.1 and where the context requires otherwise, any reference to HHC in this Article 6 shall be deemed to include HHC and Hancock Bank and any reference to "material", material adverse effect or a similar standard shall refer to the financial condition, operations or other aspects of HHC and its subsidiaries including Hancock Bank taken as a whole.

         6.1 Organization and Authority. HHC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Mississippi and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.

         6.2 Capitalization of HHC. As of September 30, 1993, the authorized capital stock of HHC consisted of 20,000,000 shares of common stock, of which at September 30, 1993, 7,177,966 such shares were issued and outstanding.

         Other than as permitted pursuant to HHC's Employee Stock Purchase Plan described in HHC's Proxy Statement for the 1993 stockholders' meeting, and HHC's Automatic Dividend Reinvestment and Stock Purchase Plan, there are no other shares of capital stock or other equity securities of HHC outstanding and no other outstanding options, warrants, scrip, rights to subscribe, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of HHC, or contracts, commitments, understandings, or arrangements by which HHC was or may become bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. However, nothing in this Agreement shall be construed as limiting the future number and amount of outstanding shares of HHC's stock pending settlement of this transaction.

         6.3 Authorization. The execution, delivery and performance of this Agreement by HHC and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of HHC and Hancock Bank, subject to regulatory approval. No other corporate proceedings on the part of HHC are necessary to authorize the execution and delivery of this Agreement and the performance by HHC of the terms hereof. This Agreement is a valid and binding obligation of HHC enforceable against HHC in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies is within the discretion of the appropriate court and except that it is subject to approval of applicable regulatory agencies.

         HHC covenants and agrees as follows:

         6.4 Conduct of Business. HHC agrees to operate its business solely in the ordinary course consistent with prudent business practices and in compliance with all applicable laws, regulations, and rules; but nothing herein shall be construed as limiting or restricting HHC in its assets, liability, or capital structure or limiting any action of HHC or its affiliates, nor shall anything in this Agreement be construed as limiting the future number and amount of outstanding shares of HHC stock pending settlement of this transaction.

         6.5 Registration of Stock. HHC agrees to register the shares to be issued to Baker stockholders pursuant to this Agreement with the Securities and Exchange Commission.

         6.6 Continuity of Business Enterprise. It is the present intention of HHC to continue at least one significant historic business line of Baker, namely, financial services, and to use at least a significant portion of Baker's historic business assets in a business within the meaning of Treasury Regulation Section 1.368-1(d).


                                   ARTICLE 7
                             CONDITIONS TO CLOSING

         The obligations of Baker, HHC and Hancock Bank under this Agreement, except as otherwise provided herein, shall be subject to the satisfaction or waiver of the following conditions on or prior to the Closing:

         7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the following conditions:

                 a. Stockholder Approval. The Merger shall have been approved by the requisite vote of the holders of the outstanding shares of Baker common stock at Baker's Stockholders' Meeting.

                 b. Regulatory Approvals. The transactions contemplated by this Agreement shall have been approved by all governing regulatory authorities, without any condition or requirement that either HHC, Hancock Bank, or Baker deem burdensome, or which otherwise would have a material adverse effect on the business, operations, properties, assets or financial condition of HHC, Hancock Bank, or Baker after the Effective Date, all conditions required to be satisfied shall have been satisfied, and all waiting periods relating to such approvals shall have expired.
                 c. Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order, and all state securities and blue sky permits or approvals required to consummate the transactions contemplated by this Agreement shall have been received.

                 d. Pooling Treatment. HHC shall be satisfied that the Merger will qualify for accounting by HHC as a pooling of interests under generally accepted accounting principles and under applicable rules and regulations of the Securities and Exchange Commission. In connection therewith, if requested by HHC, HHC shall have received, on or before the Closing Date, a letter from Deloitte & Touche (or any other accountants of HHC's choosing) dated as of the Closing Date to the effect that the transactions contemplated by this Agreement may be treated by HHC as a "pooling of interests" for accounting purposes.

                 e. Tax Opinion. If requested by HHC, HHC and Baker shall have received an opinion from Heidelberg & Woodliff, P.A. to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code and no gain or loss will be recognized by those Baker stockholders who exchange their Baker common stock for HHC common stock, except for cash paid in lieu of fractional shares or to dissenting stockholders.

         7.2 Conditions to Obligations of Baker to Effect the Merger. The obligations of Baker to effect the Merger shall be subject to the following additional conditions:

                 a. Representations and Warranties. The representations and warranties of HHC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except as otherwise contemplated by this Agreement or consented to in writing by Baker.

                 b. Performance of Obligations. HHC shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing.

                 c. Legal Opinion. An opinion of HHC's legal counsel shall be delivered to Baker dated the Closing Date and in form and substance reasonably satisfactory to Baker and its counsel to the effect that:

                          i. HHC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Mississippi, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it;

                          ii. Hancock Bank is a Louisiana state chartered bank, duly organized and validly existing and in good standing under the laws of the State of Louisiana, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it;

                          iii. HHC and Hancock Bank had and have corporate authority to make, execute and deliver this Agreement, it has been duly authorized and approved by all necessary corporate action of HHC and Hancock Bank and has been duly executed and delivered and is as of the Closing Date its valid and binding obligation subject, however, to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and to the availability of equitable remedies in general;

                          iv. All required regulatory approvals have been obtained; and

                          v. To such counsel's knowledge after inquiry, there is no litigation or proceeding pending or threatened against HHC or Hancock Bank relating to the participation in or consummation of this Agreement by HHC or Hancock Bank and consummation will not violate any other contract, agreement, charter or bylaw of HHC or Hancock Bank.

         7.3 Conditions to Obligations of HHC and Hancock Bank to Effect the Merger. The obligations of HHC and Hancock Bank to effect the Merger shall be subject to the following additional conditions:

                 a. Representations and Warranties. The representations and warranties of Baker set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except as otherwise contemplated by this Agreement or consented to in writing by HHC and Hancock Bank.

                 b. Performance of Obligations. Baker shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing.

                 c. Legal Opinion. An Opinion of Baker's legal counsel shall be delivered to HHC dated the Closing Date, and in form and substance reasonably satisfactory to HHC to the effect that:

                          i. Baker is a Louisiana state chartered bank, duly organized and validly existing and in good standing under the laws of the State of Louisiana, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it;

                          ii. Baker had and has corporate authority to make, execute and deliver this Agreement and it has been duly authorized and approved by all necessary corporate action of Baker and has been duly executed and delivered and is as of the Closing Date its valid and binding obligation subject, however, to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and to the availability of equitable remedies in general;

                          iii. All required regulatory approvals have been obtained;

                          iv. To such counsel's knowledge after inquiry, there is no litigation or proceeding pending or threatened against Baker relating to the participation in or consummation of this Agreement by Baker and consummation will not violate any other contract, agreement, charter or bylaw of Baker; and

                          v.      Baker has complied with all laws and
                 regulations relating to dissenters' rights and all stock in Baker will be acquired by HHC pursuant to the terms of this Agreement and that the title and/or ownership interest in the shares of Baker stock are as represented in Baker's certificate at closing and that no known dispute exists as to the title and/or ownership of any such shares.

                                   ARTICLE 8
                                    CLOSING

         8.1 Closing. The Closing shall be held at the offices of Hancock Bank or such other place as HHC and Baker shall mutually designate.

         8.2 Deliveries at Closing. At the Closing, all documents and instruments shall be duly and validly executed and delivered by HHC to Baker, and possession of all liabilities and assets shall be transferred and delivered.

         8.3 Documents. The Parties shall execute any and all documents reasonably requested by them or their legal counsel for the purpose of effecting the transaction contemplated, including but not limited to the following:

                 a. endorsement, negotiation, and/or assignment of all original notes and Security Agreements relating to all loans;

                 b.       warranty deeds for the real property;

                 c. commitments for owners title insurance for the real property;

                 d. such other endorsements, assignments or other conveyances as may be appropriate or necessary to effect the transfer to HHC of the assets, duties, responsibilities and obligations as referred to herein; and

                 e. listing of dissenting stockholders, if any, including name, address, and number of shares owned.

                                   ARTICLE 9
                               EMPLOYMENT MATTERS

         9.1 Employees. Neither HHC nor Hancock Bank shall be obligated to retain in any capacity any of Baker's officers, directors, or employees or to pay any stipulated compensation to any employees. Hancock Bank will make reasonable efforts to maintain compensation levels for any retained personnel commensurate with the employees' experience and qualifications, upon such terms as Hancock Bank desires. With regard to any retained employee, HHC shall be free of any obligation to honor any past agreement of Baker to such person.

         Baker's group health and life benefit plan will be continued through 1994 and effective January 1, 1995, all retained employees will be eligible to participate in Hancock Bank's group health and life benefit plan. Retained employees will be given full credit for past service and Hancock Bank will waive pre-existing medical conditions for health insurance purposes as to all retained personnel.

         9.2 Retirement Plan. Baker currently maintains a 401(k) Plan which will remain operative and in effect through December 31, 1994. Hancock Bank will make the normal and customary match to the 401(k) Plan for the calendar year 1994. However, Baker's 401(k) Plan will be terminated on December 31, 1994 and distributed to vested employees of Baker in accordance with the terms of the 401(k) Plan. The 401(k) Plan trustees will be responsible for the termination, allocation and distribution of plan assets and related notices and other reporting responsibilities to the IRS, Department of Labor and other government agencies. All such termination costs will be paid from the 401(k) Plan assets.

         Effective January 1, 1995, all retained employees will be eligible to enter the Hancock Bank Profit Sharing Plan and Hancock Bank Pension Plan with full credit for all prior service for vesting. Effective January 1, 1995, all retained employees will be eligible to participate in all other employment benefit plans.

         9.3 Notices. Baker shall be responsible for notifying its employees of the terms of this Agreement as it affects and/or relates to them and for complying with any applicable laws regarding such notices.

                                   ARTICLE 10
                                    REMEDIES

         For purposes of this Agreement, any reference to HHC in this Article 10 shall be deemed to include HHC and Hancock Bank.

         10.1 Parties' Joint Remedies. In the event regulatory authorities impose requirements which do not materially alter this Agreement and which are not otherwise burdensome or objectionable to the Parties, then the Parties agree to amend this Agreement to conform to such regulatory requirements, and specific performance shall be available as a remedy for this purpose.

         10.2 Baker's Remedies. In the event HHC breaches this Agreement, then Baker shall give HHC notice of the breach, and HHC shall have a reasonable amount of time to cure the breach, and HHC shall be liable for such economic damages that are the direct result of any uncured breach, but HHC shall not be liable for consequential or punitive damages. If HHC breaches a warranty, representation or covenant that does not materially affect the entire transaction, then the amount of the damages shall be mutually agreed upon by the Parties, and if they cannot agree as to the damage, then by an arbitrator mutually agreeable to them, and the damage determined shall be conclusively binding on both Parties and shall be treated as an adjustment to the Conversion Amount.

         10.3 HHC's Remedies. In the event Baker breaches this Agreement, then HHC shall give Baker notice of the breach, and Baker shall have a reasonable amount of time to cure the breach, and Baker shall be liable for such economic damages that are the direct result of any uncured breach, but Baker shall not be liable for consequential or punitive damages. If Baker breaches a warranty, representation or covenant that does not materially affect the entire transaction, then the amount of the damages shall be mutually agreed upon by the Parties, and if they cannot agree as to the damage, then by an arbitrator mutually agreeable to them, and the damage determined shall be conclusively binding on both Parties and shall be treated as an adjustment to the Conversion Amount.

         10.4 Attorney Fees. Each Party shall bear its own attorney fees except attorney fees may be awarded by the presiding judge if the trier of fact finds that the other Party has committed fraud against the other Party.

                                   ARTICLE 11
                                  TERMINATION

         11.1 Termination. This Agreement may be terminated, either before or after approval by the stockholders of Baker as follows:

                 a.       At any time on or prior to the Effective
         Date, by the mutual consent in writing of the Board of Directors of the Parties hereto;

                 b. By HHC if the Merger will not qualify for accounting by HHC as a pooling of interests under generally accepted accounting principles and under applicable rules and regulations of the Securities and Exchange Commission; or

                 c.       By the Board of Directors of HHC or Hancock
         Bank in writing or by the Board of Directors of Baker in writing, if the Merger shall have not become effective on or before December 31, 1994, unless the absence of such occurrence shall be due to the failure of the Party seeking to terminate this Agreement to perform each of its obligations under this Agreement required to be performed by it on or prior to the Effective Date.

                                   ARTICLE 12
                                APPRAISAL RIGHTS

         12.1 Appraisal Rights of Baker. Notwithstanding any other provision of this Agreement to the contrary, dissenting stockholders of Baker who comply with the procedural requirements of the Louisiana Revised Statutes 6:376 will be entitled to receive payment of the fair cash value of their shares if the Merger is effected upon approval by less than eighty percent of Baker's total voting power.

                                   ARTICLE 13
                                 MISCELLANEOUS

         13.1 Entire Agreement. This Agreement embodies the entire understanding of the Parties in relation to the subject matter herein and supersede all prior understandings or agreements, oral or written, between the Parties hereto.

         13.2 Survival of Representations, Warranties and Agreements. The representations, warranties and agreements made herein shall survive the Closing.

         13.3 Headings. The headings and subheadings in this Agreement, except the terms identified for definition in Article 1 and elsewhere in this Agreement, are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

         13.4 Duplicate Originals. This Agreement may be executed in any number of duplicate originals, any one of which when fully executed by all Parties shall be deemed to be an original without having to account for the other originals.

         13.5 Governing Law. This Agreement and the rights and obligations hereunder shall be governed and construed by the laws of the State of Mississippi.

         13.6 Successors; No Third Party Beneficiaries. All terms and conditions of this Agreement shall be binding on the successors and assigns of Baker, HHC and Hancock Bank. Except as otherwise specifically provided in this Agreement, nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than Baker, HHC or Hancock Bank any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions contained herein, it being the intention of the Parties hereto that this Agreement, the obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole and exclusive benefit of Baker, HHC and Hancock Bank and for the benefit of no other person.

         13.7 Modification; Assignment. No amendment or other modification of any part of this Agreement shall be effective except pursuant to a written agreement subscribed by the duly authorized representatives of all of the Parties hereto. This Agreement may not be assigned without the express written consent of both Parties.

         13.8 Notice. Any notice, request, demand, consent, approval or other communication to any Party hereof shall be effective when received and shall be given in writing, and delivered in person against receipt thereof, or sent by certified mail, postage prepaid or courier service at its address set forth below or at such other address as it shall hereafter furnish in writing to the others. All such notices and other communications shall be deemed given on the date received by the addressee or its agent.

                              Baker
                   First State Bank & Trust Company of East Baton Rouge Parish 3033 Ray Weiland
                   Baker, Louisiana  70714
                   Attn: W. R. Allison, Chairman of the Board


                               HHC
                   Hancock Holding Company
                   Post Office Box 4019
                   Gulfport, MS  39502
                   Attn:  Mr. George A. Schloegel, Vice Chairman

                   Copy to:         Carl J. Chaney, Esquire
                                    Heidelberg and Woodliff
                                    P. O. Box 23040 Jackson, MS 39225
                                    or
                                    Suite 1400
                                    125 South Congress
                                    Jackson, Mississippi 39201


                           Hancock Bank
                   Hancock Bank of Louisiana
                   Post Office Box 591
                   Baton Rouge, Louisiana  70821
                   Attn:  Mr. A. Bridger Eglin, President

                   Copy to:         Carl J. Chaney, Esquire
                                    Heidelberg and Woodliff
                                    P. O. Box 23040 Jackson, MS 39225
                                    or
                                    Suite 1400
                                    125 South Congress
                                    Jackson, Mississippi 39201


         13.9 Waiver. Baker, HHC and Hancock Bank may waive their respective rights, powers or privileges under this Agreement; provided that such waiver shall be in writing; and further provided that no failure or delay on the part of Baker, HHC or Hancock Bank to exercise any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege by Baker, HHC or Hancock Bank under the terms of this Agreement, nor will any such waiver operate or be construed as a future waiver of such right, power or privilege under this Agreement.

         13.10 Costs, Fees and Expenses. Each Party hereto agrees to pay all costs, fees and expenses which it has incurred in connection with or incidental to the matters contained in this Agreement, including without limitation any fees and disbursements to its accountants and counsel, except that HHC or Hancock Bank will bear all costs and fees related to filing for regulatory approval of this Merger Agreement and filing the Registration Statement with the SEC. Baker will be responsible for the cost of its accountants and legal counsel and will bear all costs related to conducting and obtaining stockholders' approval of the Merger.

         13.11 Press Releases. Baker and HHC shall consult with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit HHC, following notification to Baker, from making any disclosures which its counsel deems necessary to conform with requirements of law or the rules of the National Association of Securities Dealers Automated Quotation System.

         13.12 Severability. If any provision of this Agreement is invalid or unenforceable then, to the extent possible, all of the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the Parties hereto.

         13.13 Mutual Covenant of Best Efforts and Good Faith. The Parties mutually covenant and agree with each other that they will use their best efforts to consummate the transactions herein contemplated and that they will act and deal with each other in good faith as to this Agreement and all matters arising from or related to it.



                     [THIS SPACE LEFT BLANK INTENTIONALLY]

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

                                        FIRST STATE BANK & TRUST COMPANY
                                        OF EAST BATON ROUGE PARISH

                                        Directors:
                                        /s/ LUCY C. BILLINGS, JR.

                                        /s/ W. R. ALLISON

                                        /s/ GLEN GRIFFIN, JR.

                                        /s/ H. A. GREY

                                        /s/ BRYANT D. HAYES

                                        /s/ J. C. KELLER, JR.

                                        /s/ MANSEL S. SLAUGHTER, SR.

                                        /s/ B. M. STAN, JR.

                                        /s/ A. J. FURR



                                        HANCOCK HOLDING COMPANY


                                        By:    /s/ LEO W. SEAL, JR.
                                        Name:  Leo W. Seal, Jr.
                                        Title: President and CEO

                                        HANCOCK BANK OF LOUISIANA


                                        By:    /s/ A. BRIDGER EGLIN
                                        Name:  A. Bridger Eglin
                                        Title: President

                                         HANCOCK BANK OF LOUISIANA

                                         Directors:

                                         /s/ G. MISSIMO

                                         /s/ M. ALREDI

                                         /s/ GEORGE A. SCHLOEGEL

                                         /s/ CHARLES A WEBB, JR.

                                         (consisting of a mojority of its
                                         directors)

                                         ____________________________________

                                         ____________________________________

                                   EXHIBIT A
                             LETTER OF TRANSMITTAL
              FOR COMMON STOCK OF FIRST STATE BANK & TRUST COMPANY
                           OF EAST BATON ROUGE PARISH
                                BAKER, LOUISIANA

  (Please read carefully the Instructions on the Reverse Side of this Letter)

         (Affix Label)

_____________________________

Mail or Deliver Letters of Transmittal to:  Hancock Bank
                                            ATTN: Ms. Dot Miller
                                            Post Office Box 4019
                                            Gulfport, Mississippi  39502

                                            _______________________, 1994
                                            (Please print date)
Dear Sir:

         The undersigned hereby delivers to Hancock Bank, as Transfer Agent, all shares of common stock of First State Bank & Trust Company of East Baton Rouge Parish ("First State Bank") owned by the undersigned, which are evidenced by the certificates enclosed herewith, for exchange and conversion into shares of Hancock Holding Company, ("Hancock") common stock, $3.33 par value per share, pursuant to the terms of the Agreement and Plan of Reorganization dated November 30, 1993 and adopted by First State Bank's stockholders on ____________________, 1994.



                     FILL IN ONLY IF DELIVERY IS TO BE MADE
              TO DIFFERENT ADDRESS THAN SHOWN ON THE ABOVE LABEL

                         SPECIAL MAILING INSTRUCTIONS

                  Name:____________________________________
                                  (Type or print)

                  Address:_________________________________
                           (Number)        (Street)

                  _________________________________________
                  (City)                 (State)     (Zip)


Witnessed:                                  Signature of Stockholder(s)

__________________________________          __________________________________

                                            __________________________________
                                            (Sign exactly as name appears on
                                            stock certificate or assignment)

                                  INSTRUCTIONS

         1.      Completion and Delivery of Letter of Transmittal

This Letter of Transmittal must be filled in properly, signed and delivered or forwarded with the certificate(s) of stock to Hancock Bank, Attn: Ms. Dot Miller, Post Office Box 4019, Gulfport, Mississippi 39502. SINCE THE RISK OF LOSS IN TRANSIT IS YOURS, THE USE OF INSURED REGISTERED MAIL IS SUGGESTED IN TRANSMITTING YOUR CERTIFICATE(S).

         2.      Signing Letter of Transmittal

The stockholder's name on the Letter of Transmittal should be signed in exactly the same manner as the name appears on the stock certificate(s). If the certificate(s) is to be registered in a name other than that currently appearing on the certificate(s) then the signatures on the certificate(s) must be guaranteed by a Medallion Member. Signatures by the stockholder(s) should be witnessed by another person, who shall sign this Letter of Transmittal. When the Letter of Transmittal is signed by an attorney, administrator, trustee or guardian, or anyone acting in a fiduciary capacity, or by an officer of a corporation, the person executing the letter must give his full title in such capacity, and proper certified evidence of authority to act in such capacity, reasonably satisfactory to Hancock Bank, must be forwarded with the Letter of Transmittal. If a certificate is in the name of more than one holder, each holder named in the certificate should sign. (This shall apply in the event your certificate is registered in an "and", "or" or "joint tenants with right of survivorship" capacity.) If a joint tenant has deceased, the surviving joint tenant must submit to Hancock Bank a certified death certificate.

         3.      Lost or Destroyed Certificates

If the certificate(s) representing your shares have been either lost or destroyed, notify Hancock Bank of this fact promptly at its address set forth on the reverse side hereof. In the event of lost or destroyed certificate(s), you will be required to take the following steps prior to the transmission and issuance of new Hancock certificates to you:

                 (a) The delivery of an indemnity bond in an amount equal to or greater than the current market value of the securities, to indemnify and hold Hancock Bank harmless; and

                 (b) The presentation of evidence to Hancock's reasonable satisfaction that you are the owner of the shares theretofore represented by the certificate(s) claimed by you to be lost, wrongfully taken or destroyed and that you are the person who would be entitled to present each such certificate for exchange pursuant to the terms of the Agreement and Plan of Reorganization.

         4.      Dividends Withheld

In accordance with Section 3.2(e) of the Agreement and Plan of Reorganization, all dividends and similar distributions of Hancock payable to stockholders after ______________, 1994, may be withheld by Hancock until you have properly surrendered your First State Bank share certificate(s) for conversion into shares of Hancock.

         5.      Delivery of New Certificates

Upon receipt of the properly executed Letter of Transmittal and related stock certificate(s), Hancock Bank will mail to the address indicated hereon, new stock certificate(s) of Hancock within five (5) business days of such receipt.

         6.      Questions or Clarifications

Any questions regarding the completion of the Letter of Transmittal should be directed to Ms. Dot Miller at (601) 868-4414.

                                   EXHIBIT B
                          FORM OF AFFILIATE AGREEMENT
                           ____________________, 1993
Hancock Holding Company
One Hancock Plaza
Gulfport, Mississippi  39502

Gentlemen:

         I, the undersigned director, executive officer or significant stockholder of First State Bank and Trust Company of East Baton Rouge Parish, Baker, Louisiana ("Baker"), acknowledge and understand that, as an affiliate of Baker, Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), restricts my ability to sell, pledge, transfer or otherwise dispose of the shares of Hancock Holding Company ("HHC") common stock to be issued to me in the Agreement and Plan of Reorganization ("Merger") between HHC and Baker, unless the requirements of Rule 145(d) are satisfied or the sale, pledge, transfer or disposition is otherwise in compliance with the Act.

         Accordingly, I represent and agree that:

         1. I will not sell, pledge, transfer or otherwise dispose of any shares of HHC common stock received in the Merger during the period beginning on the effective date of the Merger and ending 30 days following HHC's publication (within the meaning of Section 201.01 of the Securities and Exchange Commission's Codification of Financial Reporting Policies) of the results of combined operations of HHC and Baker;

         2. I will not sell, pledge, transfer or otherwise dispose of said securities unless in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 under the Act or otherwise in compliance with the Act;

         3. I have no plan or intention to sell, pledge, transfer or otherwise dispose of a number of said securities to be received in the Merger that would reduce Baker stockholders' ownership of the HHC common stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding Baker common stock as of the same date.

         4. I understand that the certificates for shares of HHC received pursuant to the Merger will bear a restrictive legend, to the effect that the shares were received in a transaction to which Rule 145 applies, as follows:

                          "The shares represented by this certificate have been issued or transferred to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "Act"), applies. The shares represented by this certificate may not be sold, transferred, pledged or assigned, and the issuer shall not be required to give effect to any attempted sale, transfer, pledge or assignment, except in accordance with the requirements of the Act and the other conditions specified in that certain Affiliates Agreement dated as of _________________________, 1993 between the issuer and the shareholder, a copy of which Agreement will be furnished, without charge, by Hancock Holding Company to the holder of this certificate upon written request therefor."

         5. I agree to be bound by the terms of this letter until the expiration of the time period set forth in Rule 145(d)(2) or
                 (3), whichever may apply.

                                        Sincerely,

                                        _____________________________________
                                        Title:_______________________________
Accepted and agreed to:

HANCOCK HOLDING COMPANY
By:___________________________________
Title:________________________________

                                   EXHIBIT C

                             JOINDER OF SHAREHOLDER

         In consideration of the foregoing Agreement, the undersigned joins therein, agrees, subject to his fiduciary duty as an officer and director of First State Bank & Trust Company of East Baton Rouge Parish, to use his best efforts to cause the transactions contemplated thereby to be accomplished, and agrees not to sell or otherwise dispose of any of his shares of common stock of First State Bank & Trust Company of East Baton Rouge Parish, or enter into any agreements or understandings with respect thereto, or grant any proxy or other right to vote such shares (other than to persons designated to vote in favor of the Agreement) unless this Agreement is terminated.

Gulfport, Mississippi
Dated as of ______________, 1994           /s/_____________________________
                                                   Guy C. Billups, Jr.

                                   EXHIBIT D
                             CASHIER'S CERTIFICATE

         I certify that I am the Cashier of Hancock Bank of Louisiana ("Hancock Bank") located in Baton Rouge, Louisiana, and that I have been appointed and that I am presently serving in that capacity in accordance with the Bylaws of Hancock Bank.

         I further certify that the Agreement and Plan of Reorganization dated as of November 30, 1993 (the "Agreement") by and among First State Bank & Trust Company of East Baton Rouge Parish, Baker, Louisiana; Hancock Holding Company, Gulfport, Mississippi; and Hancock Bank, a wholly owned subsidiary of Hancock Holding Company, does not amend the Articles of Hancock Bank as the surviving bank, and the shares of Hancock Holding Company common stock to be issued under the Agreement do not exceed fifteen percent (15%) of the shares of Hancock Holding Company or Hancock Bank outstanding immediately prior to effectiveness of the Merger, and thus pursuant to Louisiana Revised Statutes 6:352(6), the approval of the Agreement by Hancock Holding Company's stockholders or Hancock Bank's stockholders is not required.

         IN WITNESS WHEREOF, I have hereupon set the seal of this Bank, this the 19th day of January, 1994.


                                       HANCOCK BANK OF LOUISIANA



                                       By:   /s/ JAMES D. LABAUVE
                                          ___________________________
                                           James D. LaBauve, Cashier

                                   SCHEDULE A

                        FIRST STATE BANK & TRUST COMPANY
                           OF EAST BATON ROUGE PARISH

                               LEASED PROPERTIES

                                  See Attached

                                   SCHEDULE B

                        FIRST STATE BANK & TRUST COMPANY
                           OF EAST BATON ROUGE PARISH

                                 LIST OF CLAIMS

                                      None

                                   SCHEDULE C

                        FIRST STATE BANK & TRUST COMPANY
                           OF EAST BATON ROUGE PARISH

                               LIST OF CONTRACTS

                                      None